Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 06/24/2019	Rule 424 (b) (3)
(To Prospectus Dated December 12, 2017)	File No. 333-222012

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

06/24/2019 through 06/30/2019	Under $15,000	1.90%	1.92%
	$15,000 through $50,000	2.10%	2.12%
	$50,000 and above	2.25%	2.27%